Exhibit 10.14

CELANESE AMERICAS
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2009

CELANESE AMERICAS
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2009

CELANESE AMERICAS
SUPPLEMENTAL RETIREMENT SAVINGS PLAN

WHEREAS, HNA Holdings, Inc. (formerly Hoechst Celanese Corporation), a predecessor to Celanese Americas Corporation, previously adopted this unfunded, non-qualified “top hat” plan (within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for certain of its employees who are part of a select group of management or highly compensated employees within the meaning of ERISA, in order to supplement the benefits payable to those employees under its qualified defined contribution plan; and
WHEREAS, Celanese Americas Corporation has amended and restated the Plan in the past and now wishes to again amend and restate the Plan, effective January 1, 2009, as follows:

ARTICLE I
PURPOSE
1.1    Celanese Americas Corporation, desiring to provide systematically for the payment of supplemental benefits to a select group of management or highly compensated employees within the meaning of ERISA herewith continues this unfunded, non-qualified plan known as the Celanese Americas Supplemental Retirement Savings Plan. For Plan Years beginning on and after January 1, 2009, such employees are no longer required to also participate in the Celanese Americas Retirement Savings Plan.

ARTICLE II
DEFINITIONS
Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural, and vice-versa.
2.1    “Account” shall mean the separate entry maintained in the records of the Benefits Committee which represents each Participant’s interest in the Plan.
2.2    “Account Balance” shall mean the amount of total benefits in the Participant’s account established for the purposes of this Plan and the Prior Plan.
2.3    “Base Salary” shall mean the Participant’s base salary for a calendar year, including any base salary deferred by the Participant under any plan providing for the deferral of compensation that is maintained by the Company or any of its subsidiaries, whether such plan is qualified under Section 401(a) of the Code or nonqualified.
2.4    “Beneficiary” shall mean the person, if any, entitled to receive benefits under the Qualified Savings Plan after the Participant’s death.

2.5    “Benefits Committee” shall mean the persons appointed by the Board of Directors to supervise the administration of the Plan.
2.6    “Board of Directors” shall mean the board of directors of the Company.
2.7    “Change in Control” has the meaning set forth in the Celanese Corporation Deferred Compensation Plan (effective January 1, 2009).
2.8    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.9    “Company” shall mean Celanese Americas Corporation and its successors.
2.10    “Company Contribution” shall mean the amount contributed by the Company on behalf of the Participant as described in Section 4.1 of the Plan.
2.11    “Employee” shall mean each individual employed by a Participating Company who is also a member of a select group of management or highly compensated employees but shall not include any individual hired by a Participating Company on or after January 1, 2001.
2.12    “Participant” shall mean each Employee of a Participating Company who meets the eligibility requirements set forth in Section 3.1.

2.13    “Participating Company” shall mean the Company and each other organization which is designated by the Benefits Committee to adopt the Plan by action of its board of directors or other governing body and which does adopt the Plan.
For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Participating Company” shall mean:
(a)    The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred under this Plan arises; and
(b)    All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Benefits Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulation Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

2.14    “Plan” shall mean the Celanese Americas Supplemental Retirement Savings Plan, as set forth herein and as amended from time to time.
2.15    “Section 409A” means Code Section 409A and the regulations and other guidance promulgated thereunder.
2.16    “Separation from Service” has the meaning set forth in the Celanese Americas Supplemental Retirement Pension Plan.
2.17     “Stable Value Fund” shall mean the Stable Value Fund offered under the Qualified Savings Plan.
2.18    “Valuation Date” shall mean every business day on which the New York Stock Exchange is open.

ARTICLE III
ELIGIBILITY
3.1    Eligible Participants. Any Employee who has a full year Base Salary in excess of the Code Section 401(a)(17) limit will be eligible to participate in the Plan for the Plan Year in which such eligibility requirement is met. Notwithstanding any other provision of the Plan, no individual hired by a Participating Company on or after January 1, 2001 is eligible to participate in the Plan.
3.2    Eligibility for Company Contribution. To be eligible for a Company Contribution for a given Plan Year, a Participant must either be (a) actively employed with a Participating Company on the January 1 following that Plan Year, or (b) retire from employment with a Participating Company effective January 1 following that Plan Year.

ARTICLE IV
SUPPLEMENTAL SAVINGS CONTRIBUTIONS AND EARNINGS
4.1    Amount of Contributions. The annual amount of Company Contributions made on behalf of each Participant to his Account under this Plan shall be equal to the amount calculated by subtracting the limit on compensation set forth in Code Section 401(a)(17) from the Base Salary and multiplying the remainder by 5%.
4.2    Amount of Interest. The interest credited each Participant’s Account in the Stable Value Fund on each Valuation Date will be based on a formula that incorporates the yield of an underlying portfolio of investment grade fixed income securities. This interest crediting rate will be adjusted periodically for changes in the market value of the portfolio.
4.3    Notice. A Participant who is entitled to benefits from this Plan shall receive a notice describing the amount of the benefits payable to him, as determined under Section 3.1.

ARTICLE V
BENEFIT PAYMENTS
5.1    Benefit Payments. A lump sum distribution of a Participant’s Account Balance will be paid to the Participant on the first day of the seventh calendar month following the date of the Participant’s Separation from Service (unless the Participant dies prior to such first day of the seventh calendar month, in which case the lump sum shall be paid to the Participant’s Beneficiary on the first day of the calendar month after the Participant’s death), and during that delayed payment period, the Participant’s Account will continue to be credited with interest pursuant to Section 4.2.

ARTICLE VI
DEATH BENEFITS
6.1    Amount of Benefits. The amount of the benefits payable from this Plan to a Beneficiary, if any, shall be the amount in the Participant’s Account established for the purposes of this Plan. Such amount shall be paid to the Participant’s Beneficiary in a lump sum on the first day of the calendar month after the Participant’s death.
6.2    Notice. A Beneficiary who is entitled to benefits from this Plan shall receive a notice setting forth the amount of the benefits payable to him.

ARTICLE VII
FUNDING
7.1    Unfunded Plan. The Plan is, and shall continue to be, an unfunded plan. The Participating Companies shall not save, set aside, or earmark any monies or other property for the purpose of paying benefits that may later become payable hereunder to Participant or his surviving Spouse or Beneficiary.
7.2    Payment from General Assets. The benefits payable under the Plan shall be paid from the general assets of the Participating Companies when benefit payments are due and owing. Nothing contained in this Plan shall constitute a guarantee by the Participating Companies or by any other entity or person that the assets of the Participating Companies will be sufficient to pay benefits hereunder.
7.3    Interest and Rights. No Participant or Beneficiary shall have any interest in the assets of the Participating Companies because he is entitled to receive benefits under this Plan. A Participant or Beneficiary shall have only the rights of a general unsecured creditor of the Participating Companies with respect to his benefits.
7.4    Change in Control. Upon a Change in Control the Company shall, as soon as practicable but in no event later than the effective date of the Change in Control, contribute to an irrevocable “rabbi” trust (the “Trust”) such amount that is sufficient to fund the Trust for 100% of the accrued benefit liabilities under the Plan. Notwithstanding the foregoing, no assets shall be transferred to the Trust for any Participant who is an “applicable covered employee” (as such term is defined in Code Section 409A(b)(3)(D)) during (i) any period during which the

Celanese Americas Retirement Pension Plan, the Celanese Americas Pension Plan for Meredosia Union Employees or any successor plan is in “at-risk” status (as such term is defined in Code Section 430(i)), (ii) any period the Company or any Participating Company is a debtor in a case under Title 11 of the United States Code or similar Federal or State law or (iii) the twelve month period beginning on the date which is six months prior to the date of termination of the Celanese Americas Retirement Pension Plan, the Celanese Americas Pension Plan for Meredosia Union Employees or any successor plan where, as of the date of such termination, such plan is not sufficient for benefit liabilities (within the meaning of Section 4041 of the Employee Retirement Income Security Act of 1984, as amended). In addition, no assets shall be transferred to the Trust if such transfer would violate any of the restrictions under Code Section 409A(b).

ARTICLE VIII
ADMINISTRATION
8.1    Plan Administrator. The Benefits Committee shall be the administrator of the Plan and shall control and manage the operation of the Plan.
8.2    Duties and Powers of Benefits Committee.
(a)    The Benefits Committee shall have all powers necessary to administer the Plan in accordance with its terms and applicable law, and shall also have discretionary authority to determine eligibility for benefits and to construe the terms of the Plan. Any construction, interpretation, or application of the Plan by the Benefits Committee shall be final, conclusive, and binding on all persons.
(b)    To the extent applicable, the Benefits Committee shall have the same specific duties and powers with respect to this Plan as it has with respect to the Qualified Savings Plan. Similarly, the Benefits Committee shall be subject to the same limits on its responsibilities with respect to this Plan as it is with respect to the Qualified Savings Plan.

8.3    Claims Procedure.
(a)    In the event that the Benefits Committee denies, in whole or in part, a claim for benefits by a Participant or his beneficiary, the Benefits Committee shall furnish notice of the adverse determination to the claimant, setting forth (1) the specific reasons for the adverse determination, (2) specific reference to the pertinent Plan provisions on which the adverse determination is based, (3) a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such information is necessary, and (4) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
(b)    The notice described in Subsection (a) shall be forwarded to the claimant within 90 days of the Benefits Committee’s receipt of the claim; provided, however, that in special circumstances the Benefits Committee may extend the response period for up to an additional 90 days, in which event it shall notify the claimant in writing of the extension before the expiration of the initial 90 day period, and shall specify the reason or reasons for the extension.

(c)    Within 60 days of receipt of a notice of an adverse determination, a claimant or his duly authorized representative may petition the Benefits Committee in writing for a full and fair review of the adverse determination. The claimant or his duly authorized representative shall have the opportunity to review relevant documents and to submit issues and comments in writing to the Benefits Committee. The Benefits Committee shall review the adverse determination and shall communicate its decision and the reasons therefor to the claimant in writing within 60 days of receipt of the petition setting forth (1) the specific reasons for the adverse determination, (2) specific reference to the pertinent Plan provisions on which the adverse determination is based, (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (4) a statement describing any voluntary appeal procedures offered by the Plan and claimant’s right to obtain information regarding such procedures and a statement of the claimant’s right to bring an action under section 502(a) of ERISA. However, in special circumstances the Benefits Committee may extend the response period for up to an additional 60 days, in which event it shall notify the claimant in writing prior to the commencement of the extension.

(d)    If for any reason the written notice of the adverse benefit determination described in Subsection (a) is not furnished within 90 days of the Benefits Committee’s receipt of a claim for benefits, the claim shall be deemed to be denied. Likewise, if for any reason the written decision on review described in Subsection (c) is not furnished within the time prescribed, the claim shall be deemed to be denied on review.

ARTICLE IX
AMENDMENT AND TERMINATION
9.1    Power of Amendment and Termination.
(a)    It is the intention of each Participating Company that this Plan will be permanent. However, each Participating Company reserves the right to terminate its participation in this Plan at any time by action of its board of directors or other governing body. Furthermore, the Plan may be amended or terminated at any time by written action of the Board of Directors. The Plan also may be amended by the Benefits Committee, provided such amendment either (1) does not increase the cost to the Participating Companies by more than $250,000 annually, as determined by an enrolled actuary selected by the Benefits Committee; or (2) is required as a result of any business acquisition or divestiture approved by the Board of Directors.
(b)    Each amendment to the Plan shall be in writing and shall be binding on each Participating Company. No amendment shall have the effect of retroactively depriving Participants of benefits already accrued under the Plan.
(c)    Any amendment or termination of the Plan shall become effective as of the date designated by the Board of Directors, or, if appropriate, the Benefits Committee. In addition, following a Plan termination, Participant Account Balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treasury Regulation Section 1. 409A-3(j)(4)(ix), the Board of Directors may

provide that upon termination of the Plan, all Account Balances of the Participants shall be distributed, subject to and in accordance with any rules established by the Board of Directors deemed necessary to comply with the applicable requirements and limitations of Treasury Regulation Section 1. 409A-3(j)(4)(ix).
(d)    Notwithstanding anything herein to the contrary, following the occurrence of a Change in Control, there shall be no modification to or revocation of the provisions of Section 7.4 without the written consent of the Board of Directors serving immediately prior to the Change in Control, except for amendments necessary to comply with applicable law.

ARTICLE X
MISCELLANEOUS PROVISIONS
10.1    Effective Date. The effective date of this amended and restated Plan shall be January 1, 2009.
10.2    Plan Year. The plan year of the Plan shall be the calendar year (January 1st through December 31st).
10.3    No Employment Rights. Neither the action of the Company in establishing the Plan, nor any provisions of the Plan, nor any action taken by the Participating Companies or the Benefits Committee shall be construed as giving to any employee of a Participating Company the right to payment except to the extent of the benefits to which he may become entitled under the Plan.
10.4    Loss of Eligibility and Benefits. Notwithstanding a Participant’s satisfaction of the requirements for participation herein, such Participant may nevertheless be deemed to be ineligible to participate or to continue to participate in the Plan and be denied benefits hereunder if, upon consideration of the facts and circumstances and any advice or recommendation of a Participating Company, the Board of Directors finds that such Participant has either before or after a Separation from Service:

(i)    violated any Participating Company policies or the policies of any of its subsidiaries or affiliates, or
(ii)    directly or indirectly competed against a Participating Company or any of its subsidiaries or affiliates (where indirect competition could include, but not be limited to, the Participant’s having worked for or with others who compete against the Participating Company or any of its subsidiaries or affiliates or do work that the Participating Company or any of its subsidiaries or affiliates may otherwise have had the opportunity to compete for), or
(iii)    committed a crime or other offense, or
(iv)    acted in a way considered adverse to a Participating Company or any of its subsidiaries or affiliates, or
(v)    has taken an action, or has omitted to act in such a way, that is considered contrary to a Participating Company’s interests or the interests of any of its subsidiaries or affiliates.
10.5    Governing Law. Except to the extent superseded by the Employee Retirement Income Security Act of 1974, as amended from time to time, all questions pertaining to the validity, construction, and operation of the Plan shall be determined in accordance with the laws of the state of Delaware.

10.6    Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision(s) determined to be void.
10.7    Mailing Address. Benefit payments and notifications hereunder shall be deemed made when mailed to the last address furnished to the Benefits Committee.
10.8    Spendthrift Clause.
(a)    No benefit payable at any time under this Plan and no interest or expectancy herein shall be anticipated, assigned, or alienated by any Participant, surviving Spouse, or Beneficiary, or subject to attachment, garnishment, levy, execution, or other legal or equitable process.
(b)    Any attempt to alienate or assign a benefit hereunder, whether currently or hereafter payable, shall be void. No benefit shall in any manner be liable for or subject to the debts or liability of any Participant, surviving Spouse, or Beneficiary. If any Participant, surviving Spouse, or Beneficiary attempts to or does alienate or assign his benefit under the Plan or any part thereof, or if by reason of his bankruptcy or other event happening at any time such benefit would devolve upon anyone else or would not be enjoyed by him, then the Benefits Committee may terminate payment of such benefit and hold or apply it for the benefit of the Participant, surviving Spouse, or Beneficiary.

10.9    Incapacity. If the Benefits Committee deems any individual who is entitled to receive payments hereunder to be incapable of receiving or disbursing the same by reason of illness, infirmity, or incapacity of any kind, such payments shall be applied directly for the comfort, support, and maintenance of the individual, or shall be paid to any responsible person caring for the individual who is determined by the Benefits Committee to be qualified to receive and disburse such payments for the individual’s benefit; and the receipt of such person shall be a complete acquittance for the payment of the benefit. Payments pursuant to this Section shall be complete discharge to the extent thereof of any and all liability of the Participating Companies and the Benefits Committee.
10.10    Tax Withholding. The Benefits Committee shall have the right to withhold from benefit payments any and all local, state, and federal taxes which may be withheld in accordance with applicable law. In addition, a Participant’s Participating Company shall withhold from the Participant’s Base Salary the Participant’s share of Federal Insurance Contributions Act (FICA) taxes and other employment taxes that are owed on Company Contributions credited to the Participant’s Account. If necessary, a Participating Company may instruct the Benefits Committee to pay all or any portion of such FICA taxes (and income taxes that are required to be withheld on such FICA tax payment) from the Participant’s Account in accordance with the requirements of Treasury Regulation Section 1. 409A-3(j)(4)(vi) and the Participant’s Account Balance shall be reduced by such payment.

10.11    Distribution Delays. A payment under the Plan shall be made on the date specified in the Plan or as soon as administratively practicable thereafter. However, if for administrative or any other reasons there is a delay in the payment beyond the date specified in the Plan, the payment shall not be delayed beyond the last day permitted under Treasury Regulation Section 1. 409A-3(d) for treating a delayed payment as having been made on the applicable specified payment date.
10.12    Compliance with Section 409A. It is intended that this Plan comply with the provisions of Section 409A. This Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of the affected Participants).

Notwithstanding anything herein to the contrary, in the event that all or any portion of a Participant’s benefit under this Plan is includible in the Participant’s income as a result of a failure to comply with the requirements of Section 409A, the Board of Directors may direct the Plan to pay to the Participant during the Plan Year in which such failure is identified a lump sum payment from the Participant’s Account equal to the amount that is required to be included in the Participant’s income as a result of such failure. The Participant’s Account Balance shall be reduced by the amount of such payment.
Executed this 31st day of December, 2008.

CELANESE AMERICAS CORPORATION
BENEFITS COMMITTEE

By:	/s/ Jan Dean

By:	/s/Patrick R. Carroll

By:	/s/ Michael Summers